UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 11, 2009

Matrix Service Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-15461	73-1352174
(Commission File Number)	(IRS Employer Identification No.)

5100 E. Skelly Drive, Suite 700 Tulsa, Oklahoma	74135
(Address of Principal Executive Offices)	(Zip Code)

918-838-8822
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On February 11, 2009, Matrix Service Company (the “Company,” “we,” “us” or “our”) entered into the Second Amendment to the Second Amended and Restated Credit Agreement (the “Amendment”), by and among the Company, JPMorgan Chase Bank, N.A. as Administrative Agent, Lender and Issuing Bank, and the other Lenders party thereto, which amends the Second Amended and Restated Credit Agreement dated as of November 30, 2006 (the “Credit Agreement”), as it has been amended by the First Amendment to Second Amended and Restated Credit Agreement dated July 6, 2007.

The Amendment alters certain provision of the Credit Agreement, including the following:

•	The limitation on share repurchases was increased from $25 million for the life of the Credit Agreement, to $25 million in any calendar year.

•
The prior limitation on acquisitions of $7.5 million in any consecutive twelve month period and $20.0 million for the life of the Credit Agreement was eliminated so long as the Company’s Senior Leverage Ratio on a pro forma basis as of the end of the fiscal quarter immediately preceding the acquisition is below 1.00 to 1.00 and availability under the revolving loan commitment is at or above 50% after consummation of the acquisition.  If the Senior Leverage Ratio on a pro forma basis is over 1.00 to 1.00 but below 1.75 to 1.00, acquisitions will be limited to $25 million in a twelve month period, provided there is at least $25.0 million of availability under the Revolving Loan Commitment.

•
A financial covenant was modified to require that we maintain a Tangible Net Worth in an amount which is no less than the sum of $110 million, plus the net cash proceeds of any issuance of equity that occurs after November 30, 2008, plus 50% of all positive quarterly net income after November 30, 2008.  Previously, we were required to maintain a Tangible Net Worth of no less than the sum of $55.6 million, plus the net cash proceeds of any issuance of equity that occurred after August 31, 2006, plus 75% of all positive quarterly net income after August 31, 2006.  As of November 30, 2008, we were required to maintain a Tangible Net Worth of at least $98.5 million.

•
Amounts borrowed under the Credit Facility will now bear interest at LIBOR or an Alternate Base Rate, plus in each case, an additional margin based on the Senior Leverage Ratio.  The Alternate Base Rate is the greater of the Prime Rate, Federal Funds Effective Rate plus 0.5% or the Adjusted LIBO Rate plus 1.00%.  The additional margin ranges on Alternate Base Rate loans are between 1.00% and 1.75% and 2.00% and 2.75% on LIBOR-based loans.  The Company will also pay an Unused Revolving Credit Facility Fee of between 0.35% and 0.50% based on the Senior Leverage Ratio.  The Company is currently at the lowest margin tier for both LIBOR and Alternate Base Rate loans and the lowest fee tier for the Unused Revolving Credit Facility Fee.

Previously, the Alternate Base Rate was the greater of the Prime Rate or the Fed Funds Effective Rate plus 0.5%.  The additional margin ranges on the Alternate Base Rate loans were between 0.00% and 0.25% and from between 1.00% and 1.75% on LIBOR-based loans. The Company also paid an Unused Revolving Credit Facility Fee of between 0.175% and 0.375% based on the Senior Leverage Ratio.

The foregoing summary description of the Amendment is not intended to be complete and is qualified in its entirety by the complete text of the Amendment.  A copy of the Amendment is attached as Exhibit 10 to this Current Report on Form 8-K and incorporated herein by reference.

Certain of the Lenders under the Credit Agreement and/or their affiliates have provided, from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to the Company and/or its affiliates for which the Company and/or its affiliates have paid, and expect to pay, customary fees.

Item 8.01.  Other Events

Acquisition

On February 5, 2009, Matrix Service Company (the “Company”) issued a press release announcing that its wholly owned subsidiary, Matrix Service Industrial Contractors, Inc. acquired S.M. Electric Company, Inc., based in Rahway, New Jersey.  The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Share Repurchase Program

On February 12, 2009, Matrix Service Company issued a press release announcing that its Board of Directors approved a new share repurchase program authorizing the repurchase of up to 3 million shares of the Company’s common stock with an annual cap of $25 million in share repurchases.  The program will be effective through December 31, 2012.  The full text of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Exhibit No.	Description

10	Second Amendment to Second Amended and Restated Credit Agreement.

99.1	Press Release dated February 6, 2009 announcing the acquisition of S.M. Electric Company, Inc.

99.2	Press Release dated February 12, 2009 announcing new share repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matrix Service Company

Dated: February 13, 2009	By:	/s/ Michael J. Bradley
Michael J. Bradley
President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10	Second Amendment to Second Amended and Restated Credit Agreement.

99.1	Press Release dated February 6, 2009 announcing the acquisition of S.M. Electric Company, Inc.

99.2	Press Release dated February 12, 2009 announcing new share repurchase program.